Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2020 relating to the financial statements and financial highlights of ROBO Global® Robotics and Automation Index ETF and ROBO Global® Healthcare Technology and Innovation ETF, each a series of Exchange Traded Concepts Trust, for the year or period ended April 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

August 26, 2020